Exhibit 5.1

December 6, 2007

Catalent Pharma Solutions, Inc.

14 Schoolhouse Road

Somerset, New Jersey 08873

Ladies and Gentlemen:

We have acted as counsel to Catalent Pharma Solutions, Inc., a Delaware corporation (the “Company”), and to the subsidiaries of the Company listed on Schedule I hereto (the “Schedule I Guarantors”) and Schedule II hereto (the “Schedule II Guarantors” and, collectively with the Schedule I Guarantors, the “Guarantors”) in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Company and the Guarantors with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by the Company of $565,000,000 aggregate principal amount of 9 1/2%/10 1/4% Senior PIK-Election Notes due 2015 (the “Senior Toggle Exchange Notes”) and €225,000,000 aggregate principal amount of 9 3/4% Senior Subordinated Notes due 2017 (the “Senior Subordinated Exchange Notes” and, together with the Senior Toggle Exchange Notes, the “Exchange Notes”) and the issuance by the Guarantors of guarantees (the “Guarantees”) with respect to the Senior Toggle Exchange Notes (the “Senior Guarantees”) and with respect to the

CATALENT PHARMA SOLUTIONS, INC.	2	December 6, 2007

Senior Subordinated Exchange Notes (the “Subordinated Guarantees,” and together with the Senior Guarantees, the “Guarantees”). The Senior Toggle Exchange Notes and the Senior Guarantees will be issued under an indenture dated as of April 10, 2007 (the “Senior Indenture”) among the Company, the Guarantors and The Bank of New York, as trustee (the “Trustee”), and the Senior Subordinated Exchange Notes and Subordinated Guarantees will issued under an indenture dated as of April 10, 2007 (the “Subordinated Indenture,” together with the Senior Indenture, the “Indentures”) among the Company, the Guarantors and the Trustee. The Senior Toggle Exchange Notes will be offered by the Company in exchange for $565,000,000 aggregate principal amount of its outstanding 9 1/2%/10 1/ 4% Senior PIK-Election Notes due 2015. The Senior Subordinated Exchange Notes will be offered by the Company in exchange for €225,000,000 aggregate principal amount of its outstanding 9 3/4% Senior Subordinated Notes due 2017.

We have examined the Registration Statement and the Indentures, which have been filed with the Commission as exhibits to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such corporate and other records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company and the Guarantors.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates

CATALENT PHARMA SOLUTIONS, INC.	3	December 6, 2007

or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that the Indentures are the valid and legally binding obligation of the Trustee.

We have assumed further that (1) the Schedule II Guarantors have duly authorized, executed and delivered the Indentures and (2) the execution, delivery and performance by each of the Schedule II Guarantors of the Indentures, the Exchange Notes and the Guarantees do not and will not violate the laws of the respective jurisdictions in which each of them is incorporated, organized or formed, as applicable, or any other applicable law (excepting the law of the State of New York and the federal laws of the United States).

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1. When the Exchange Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indentures upon the exchange, the Exchange Notes will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

2. When (a) the Exchange Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indentures upon the exchange and (b) the Guarantees have been duly issued, the Guarantees will constitute valid and legally binding obligations of the Guarantors, enforceable against the Guarantors in accordance with their terms.

Our opinions set forth above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

We do not express any opinion herein concerning any law other than the law of the State of New York, the federal law of the United States, the Delaware Limited Liability Company Act and the Delaware General Corporation Law (including the statutory provisions, all applicable

CATALENT PHARMA SOLUTIONS, INC.	4	December 6, 2007

provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP

CATALENT PHARMA SOLUTIONS, INC.	5	December 6, 2007

Schedule I

Name of Entity	Jurisdiction of Incorporation or Organization
Catalent Pharma Solutions, LLC	Delaware
Catalent USA Packaging, LLC	Delaware
Catalent USA Paintball, Inc.	Delaware

CATALENT PHARMA SOLUTIONS, INC.	6	December 6, 2007

Schedule II

Name of Entity	Jurisdiction of Incorporation or Organization
Catalent USA Woodstock, Inc.	Illinois
Glacier Corporation	Vermont
R.P. Scherer Technologies, Inc.	Nevada